Exhibit 99.2

DATAWAVE SIGNS AGREEMENT AND PLAN OF MERGER WITH INTEGRATED DATE CORP.

Vancouver, British Columbia, Canada, June 04, 2004 (TSX-V: DTV, OTCBB: DWVSF):

DataWave Systems Inc. ("DataWave") announced today that it has signed an Agreement and Plan of Merger with Integrated Data Corp. ("IDC") (OTCBB: ITDD) whereby DataWave will merge with IDC's subsidiary. Shareholders of DataWave will be issued shares of IDC in exchange for all the issued and outstanding shares of DataWave. IDC currently holds 50.07% of DataWave's shares and has been an investor in the Company since 2002. Prior to that, IDC's principal shareholders have been investors in DataWave since 1999. The Agreement and Plan of Merger has been approved by the Boards of Directors of both companies. It is subject to a number of conditions including the approval of DataWave shareholders and regulatory approvals. The transaction is expected to close by December 31, 2004.

Under the terms of the agreement, DataWave shareholders will be entitled to receive 1 share of IDC for approximately every 11 shares of DataWave. The acquisition price, calculated and paid in shares of IDC valued at US$2.6022 each, is based upon a value of US$10 million for 100% of the equity in DataWave, including any and all shares already owned by IDC, and US$20 million for 100% of the equity in IDC. The final consideration is subject to adjustment and will be based on an independent valuation and a Fairness Opinion received from Evans & Evans. Inc., chartered business valuators. The IDC shares issued for the acquisition of DataWave shares not already owned by IDC will be freely tradable shares, to the extent legally permissible and in accordance with the rules and regulations of the United States Securities and Exchange Commission.

Closing under the Agreement and Plan of Merger will be conditional on the following, among other conditions:

-DataWave successfully re-domiciling from Yukon to the State of Delaware, United States;

-the shareholders of DataWave and IDC approving the transaction;

-the receipt of a Fairness Opinion from Evans and Evans Inc. that the transaction is fair to both DataWave and IDC shareholders; and

-the receipt of all required regulatory approvals.

The parties expect to file Form S-4 (Registration Statement) with the SEC within the next four months.

About DataWave (http://www.datawave.com)

DataWave has been an innovator and developer of prepaid and stored-value programs and merchandising solutions since it was founded in 1994. DataWave pioneered systems that allow for point-of-sale activation of high value, high shrinkage products, such as cash cards, prepaid phone cards and prepaid wireless time. These systems work equally well over the Internet, through intelligent freestanding vending machines and POSA terminals, or with various card activation devices, including cash registers.

About Integrated Data Corp. (http://www.integrateddatacorp.com)

Headquartered in Conshohocken, Pa., IDC is a Delaware corporation with OTCBB listed stock, symbol 'ITDD'. It is an international holding company with interests in the U.S., Canada, the U.K. and Italy. IDC's subsidiaries and partner companies offer a wide range of telecommunications, wireless, point-of-sale activation, financial transaction and other services. IDC currently owns about 51% of DataWave's outstanding shares.

DataWave Systems Inc.

/s/ John Gunn
John Gunn
General Manager, CFO

Legal Notice Regarding Forward-Looking Statements:

Statements in this news release which are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future.

This news release contains forward-looking statements that involve risks and uncertainties concerning the proposed merger of DataWave with IDC. Actual events or results may differ materially from those described in this news release due to a number of risks and uncertainties. Potential risks and uncertainties include, but are not limited to, the possibility that the transaction will not close, that the closing may be delayed, that shareholder and regulatory approvals are not received, and general economic and political conditions.

Although we believe that the beliefs, plans, expectations and intentions contained in this letter are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Readers should also refer to the risk disclosures outlined in our annual report on Form 10-KSB for the year ended March 31, 2003, filed with the United States Securities and Exchange Commission.

"DataWave" is a registered trademark of the Company. All other trademarks and trade names referred to are the property of their respective owners.

"The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release."

For further information, please contact:

Josh Emanuel Chairman & CEO DataWave Ph: 973.774.5000	or	John Gunn General Manager, CFO DataWave Ph: 604.295.1810
E-mail: info@datawave.ca